Exhibit 8.1

	625 Madison Avenue 12th Floor New York NY 10022	Tel 212 308 8866 Fax 212 308 0132 www.dwpv.com

September 4, 2012	Abraham Leitner Dir 212 588 5508 aleitner@dwpv.com File No. 113642-199406

Agnico-Eagle Mines Limited

145 King Street East, Suite 400

Toronto, ON, M5C 2Y7

Dear Sirs/Mesdames:

In connection with the filing by Agnico-Eagle Mines Limited (the “Company”) of a registration statement on Form F-3 (the “Registration Statement”) in respect of 1,142,057 common shares of the Company issuable pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”), you have asked Davies Ward Phillips & Vineberg LLP (hereinafter referred to as “Davies”, “we” or “our”) for our opinion (this “Opinion”) regarding the material U.S. federal income tax considerations applicable to a participant in the Plan who is treated as a United States person for United States federal income tax purposes (a “US Participant”), as more particularly described in the Registration Statement under the caption “Material Income Tax Considerations Relating to the Plan—United States Federal Income Tax Considerations.”

In connection with rendering our Opinion, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the Registration Statement and the Plan and originals, duplicates or certified or conformed copies of such records, agreements, instruments and other documents as we have deemed relevant and necessary in connection with our Opinion (collectively, the “Reviewed Documents”).  In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the Reviewed Documents are true and correct, and all of the obligations imposed by any Reviewed Documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have assumed the genuineness of all signatures, the proper execution of all Reviewed Documents, the authenticity of all Reviewed Documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.  We have also assumed that the Registration Statement contains full, true and plain disclosure of all material facts relating to the securities offered thereby and contains no untrue statement of a material fact or omission of a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

We have relied upon the factual representations contained in the officer’s certificate executed by a duly appointed officer of the Company (the “Officer’s Certificate”) setting forth certain representations relating to, among other things, the Company’s prior, current and projected revenues and assets.  Our Opinion assumes that all of the representations contained in the Officer’s Certificate are accurate and complete and we have not conducted any independent inquiry to determine the veracity of any of those representations.  Our Opinion further assumes that all such representations will be true on the effective date of the Registration Statement and that the common shares offered under the Registration Statement will be in conformity with the terms therein.  Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct.  If any of the matters described in this paragraph were incorrect, our Opinion might change.

In rendering our Opinion, we have considered and relied upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings, judicial decisions, regulations, and procedures issued by the Internal Revenue Service (the “IRS” or the “Service”), and such other authorities as we have deemed appropriate.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, the statements set forth in the Registration Statement under the caption “Material Income Tax Considerations Relating to the Plan—United States Federal Income Tax Considerations” insofar as they discuss matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences of the ownership and disposition of common shares by U.S. Participants in the Plan.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.  The issuance of such consent does not concede that we are an “expert” for purposes of the Securities Act of 1933.

Yours truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP
DAVIES WARD PHILLIPS & VINEBERG LLP